Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of the 6th day of January, 2020 by and among Town Sports International, LLC, a New York limited liability company (the “Buyer”), and Flywheel Sports, Inc., Flywheel Buckhead LLC, Flywheel Astor Place LLC, Flywheel CCDC, LLC, Flywheel Park Avenue LLC, Flywheel Williamsburg LLC, Flywheel San Francisco, LLC, Flywheel Denver Union Station, LLC and Flywheel 415 Greenwich LLC, as indicated on Exhibit A (referred to as “Company” or “Companies”).

Preliminary Statement

1.The Companies are each currently the owners of and engaged in the business of managing and operating cycling studios and related retail outlets (each, a “Club”) in the states listed on Exhibit A attached hereto (the “Business”) at the twenty-nine (29) locations set forth in Exhibit A attached hereto (the “Locations” or “Clubs”).

2.The Companies own certain tangible and intangible assets related to or used in connection with the Business.

3. The Companies desire to sell, assign, transfer, convey and deliver or to cause to be sold, assigned, transferred, conveyed and delivered all of the right, title and interests of the Acquired Assets (as defined below) and the Assumed Liabilities (as defined below) to the Buyer and the Buyer desires to purchase, acquire and accept the Acquired Assets and assume the Assumed Liabilities, but specifically excluding the Excluded Assets (as defined below) and the Excluded Liabilities (as defined below), on the terms and subject to the conditions set forth herein.

4. Simultaneously with the execution of this Agreement, the Buyer and Kennedy Lewis Investment Management, LLC (“KLIM”) entered into that certain $50,000,000 Second Lien Secured Term Loan Commitment Letter, dated as of the date hereof (“Debt Commitment Letter”), pursuant to which, among other things, KLIM has agreed to provide to the Buyer a second lien secured term loan, subject to terms set forth therein (the “Second Lien Facility”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1 – Definitions

1.1 Definitions.

“2018 Club Financial Data” is defined in Section 3.5(a).

“2019 Club Financial Data” is defined in Section 3.5(a).

“Acquired Assets” is defined in Section 2.1(a).

“Acquired Leases” is defined in Section 2.1(a)(viii).

“Acquired Vendor Contracts” is Section 2.1(a)(vi).

“Acquired Employees” is defined in Section 5.6(b).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person. The term “control” (as used in the terms “controlling”, “controlled by” or “under common control with”) means holding, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether by ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Agreement” is defined in the Preamble.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, in form and substance reasonably satisfactory to the Buyer and the Companies, pursuant to which the Companies shall assign to the Buyer (or any such Affiliates as may be designated by the Buyer) and the Buyer (or any such Affiliates as may be designated by the Buyer) shall assume from the Companies all of the Companies’ rights and obligations under the Assumed Contracts consistent with the terms of this Agreement.

“Assumed Contracts” is defined in Section 2.1(a)(vi).

“Assumed Liabilities” is defined in Section 2.2(a).

“Bill of Sale” means a bill of sale, in form and substance reasonably satisfactory to the Buyer and the Companies, evidencing the transfer of the Acquired Assets.

“Bulk Sales Laws” is defined in Section 5.12.

“Business” is defined in the Preliminary Statement.

“Business Day” means any day that is not a Saturday, Sunday or statutory holiday in the State of New York.

“Business Employees” means the employees of the Companies.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Parties” is defined in Section 9.1.

“Buyer Material Adverse Effect” means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of the Buyer to consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay, the Buyer’s consummation of the transactions contemplated by this Agreement or the Transaction Documents to which the Buyer is a party.

“Buyer Option” shall have the meaning set forth in Section 5.14(a).

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“Buyer Parent” means Town Sports International Holdings, Inc., a Delaware corporation.

“Buyer Parent Financial Statements” is defined in Section 4.5.

“Buyer Parent Reports” is defined in Section 4.5.

“Cap” is defined in Section 9.3(b).

“Claims” means any action, suit, demand, claim or legal, administrative, arbitration or other alternative dispute resolution proceeding, hearing or investigation.

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Club” is defined in the Preliminary Statement.

“Club Financial Data” is defined in Section 3.5(a).

“Company” and “Companies” is defined in the Preamble.

“Company Indemnified Parties” is defined in Section 9.2.

“Company Lease Guarantor” is defined in Section 5.8.

“Company Lease Guaranty” is defined in Section 5.8.

“Competing Business” is defined in Section 10.2(a)(i).

“Contract” means any legally binding agreement, instrument, contract, undertaking, guaranty, statement of work, purchase order, license, sublicense, note, bond, indenture, mortgage, letter of credit, lease, commitment, arrangement, understanding or consensual obligation (in each case whether written or oral), and any amendments, modifications or supplements thereto.

“Contracting Party Related Parties” are defined in Section 13.14.

“Debt Commitment Letter” is defined in the Preliminary Statement.

“Disclosure Schedules” is defined in Section 5.4.

“Dispute Notice” is defined in Section 9.4(c).

“Dispute Period” is defined in Section 9.4(c).

“Employee Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA that any of the Companies and/or any ERISA Affiliate maintains, sponsors or contributes to or is obligated to contribute to or that has been approved before the date hereof but is not yet effective, in each case, for the benefit of Business Employees.

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“Environmental Laws” means, collectively, all federal, state and local Law and common law relating to pollution, protection of the environment, or protection of worker health and safety from environmental hazards, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent related to the protection of worker health and safety from environmental hazards), and all regulations promulgated pursuant to any of the foregoing.

“Equity Agreement” means an equity agreement pursuant to which, subject to the Buyer fulfilling its obligations under Section 5.13(a), the Companies or their respective Affiliates shall issue to the Buyer 1.00% of the equity of the Flywheel At Home Business, on terms and conditions to be mutually agreed by the Companies and the Buyer.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, with any of the Companies under Section 414(b), (c), (m) or (o) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” is defined in Section 2.1(b).

“Excluded Records” is defined in Section 2.1(a)(ii).

“Existing First Lien Facility” means that certain Credit Agreement, dated as of November 15, 2013, among TSI Holdings II, LLC, the Buyer, the lenders party thereto from time to time, and Deutsche Bank AG New York Branch (as amended, restated, supplemented or otherwise modified from time to time).

“Expiration Date” is defined in Section 11.1.

“Flywheel At Home Business” means the Companies’ and their respective Affiliates’ business of selling stationery cycling bikes for personal use by consumers and selling and managing the associated subscription services and streaming content related thereto.

“Flywheel Dubai Agreement” means that certain Shareholders’ Agreement, dated March 2012, by and among Flywheel Sports, Inc., Four West Ltd. and Flywheel Middle East, as amended by that certain Addendum dated November 15, 2014.

“GAAP” means generally accepted accounting principles in the United States.

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“Governmental Authority” means any legislature, agency, bureau, branch, department, division, regulatory authority, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hazardous Substances” means (i) hazardous materials, hazardous substances, extremely hazardous substances, toxic substances, hazardous wastes or words of similar meaning as defined, listed or regulated under any Environmental Laws; (ii) petroleum, including without limitation, crude oil or any fraction thereof; (iii) any radioactive material; (iv) asbestos in any form or condition regulated under applicable Environmental Laws; (v) polychlorinated biphenyls or polychlorinated biphenyl-containing materials regulated under applicable Environmental Laws; and (vi) any other material, substance or waste to which Liability or standards of conduct may be imposed under any Environmental Laws.

“Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations or liabilities (including, without limitation, any prepayment premiums payable as a result of the consummation of the transactions contemplated by this Agreement), arising under any obligations or liabilities of a Company consisting of (i) the principal amount of obligations of a Company for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, (iii) obligations under any interest rate, currency or other hedging agreements, (iv) any commitment by which a Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), to the extent drawn upon as of the Closing Date, (v) any liabilities or obligations under capitalized leases with respect to which a Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vi) any indebtedness described in the foregoing clauses (i) through (v) guaranteed in any manner by a Company (including guarantees in the form of an agreement to repurchase or reimburse), and (vii) any indebtedness or liabilities secured by a Lien on a Company’s assets (with Indebtedness under this clause (vii) being limited, in the case of any such obligation of another person, to the lower of such obligation and the fair market value of the properties and assets securing the same). For the avoidance of doubt, Indebtedness shall not include (A) any costs and expenses incurred by a Company in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby, (B) any obligations or guarantees under bankers’ acceptance, letters of credit or similar arrangements to the extent undrawn as of the Closing Date, (C) any intercompany Indebtedness of a Company, (D) any endorsement of negotiable instruments for collection in the ordinary course of business, (E) any deferred revenue, and (F) trade payables incurred in the ordinary course of business.

“Indemnification Notice” is defined in Section 9.4(a).

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Insurance Policies” is defined in Section 3.7.

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“Intellectual Property” means all intellectual property that is used in connection with the Business and the Flywheel At Home Business, whether registered or unregistered, including, without limitation (a) all domestic and international patents, trademarks, service marks, trade dress, trade names, logos, copyrights and mask works, Internet domain names, and all registrations, applications and goodwill associated therewith, including all of the assets identified in Sections 3.8(a) and 3.8(c); (b) all proprietary computer software (including, without limitation, all source and object codes), user guides, databases, algorithms, system architectures, documentation, data and manuals (but excluding off the shelf or clickwrap computer software programs that are licensed pursuant to a form license); (c) all trade secrets, unpatented inventions, know how, confidential information (including information concerning products, product specifications, customer or membership lists, vendor and supplier lists, pricing information, market studies, business plans and financial information); and (d) all rights in internet websites and electronic mail addresses.

“Intellectual Property Licenses” is defined in Section 3.8(a).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” means all raw materials, work in process, supplies, finished goods, trading goods, packaging and other materials primarily relating to and/or primarily used or held for use in the Business.

“IP License Agreement” means an intellectual property license agreement, in form and substance reasonably satisfactory to the Buyer and the Companies, on substantially the same terms set forth in the Intellectual Property Assignment and Cross License Term Sheet attached hereto as Exhibit B, which shall, among other things, contain a transferable license in favor of the Companies to all Intellectual Property used in connection with the Flywheel At Home Business as of the Closing Date.

“KLIM” is defined in the Preliminary Statement.

“Knowledge” means (i) with respect to the Companies, the actual knowledge, after due inquiry, of Jeff Naumowitz and (ii) with respect to the Buyer, the actual knowledge, after due inquiry, of Patrick Walsh, each of whom shall not have any personal liability regarding such knowledge.

“Law” any federal, state, local, municipal or foreign (including supranational) law (including common law), statute, ordinance, rule, code, directive, ruling, regulation, standard, Order or Permit.

“Leases” is defined in Section 3.9(a).

“Letter of Credit” means that certain letter of credit, dated December 24, 2019, issued by Bank of America, N.A. in favor of Flywheel Astor Place LLC for the benefit of JSM Associates I LLC.

“Liability” means any claim, obligation, damage, action, suit, proceeding, demand, assessment, adjustment, penalty, loss, debt, indebtedness, cost and expense and any other liability of any kind or nature whatsoever, whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, asserted or unasserted, liquidated or unliquidated, accrued or unaccrued or due or to become due.

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“Liens” means any liens, pledges, security interests, claims, encumbrances, options, rights of first refusal or offer, mortgages, deeds of trust, easements, restrictive covenants, restrictions on the right to vote equity interests, encroachments or other survey defects or any other restriction or third party right, including any Contract to give any of the foregoing.

“Locations” is defined the Preliminary Statement.

“Losses” is defined in Section 9.1.

“Material Adverse Effect” means an event, effect or occurrence that, individually or in the aggregate, is or has a material adverse effect on the Business or results of operations or Liabilities of the Business, taken as a whole; provided that the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) general economic conditions, including changes in any financial, debt, credit, currency, capital or banking markets or conditions (including any disruption thereof), in each case in the United States or anywhere else in the world, (ii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iii) changes or proposed changes in Law or GAAP, (iv) changes in the industries in which the Companies operate or seasonal fluctuations in the Business, (v) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (vi) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (vii) any Claim arising from or relating to this Agreement or the transactions contemplated by this Agreement, (viii) the execution, announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates or representatives, (ix) the taking or not taking of any action to the extent required by this Agreement or the pendency or contemplated consummation of the transactions contemplated by this Agreement, including any actual or potential loss or impairment after the date of this Agreement of any Contract or any customer, supplier, landlord, partner, employee or other business relation due to any of the foregoing in this subclause, (x) compliance by the Companies with the terms of this Agreement, including the failure to take any action restricted by this Agreement, or (xi) any actions taken, or not taken, with the consent, waiver or at the request of the Buyer or any action taken to the extent expressly permitted by this Agreement.

“Material Contracts” is defined in Section 3.15(a).

“Member” is defined in Section 3.14(a).

“Membership Agreement” is defined in Section 2.1(a)(v).

“Mutual Non-Disclosure Agreement” is defined in Section 10.1.

“Note” is defined in Section 2.3.

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“Numbers” is defined in Section 2.1(a)(xii).

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority or arbitrator.

“Pending Sale Period” is defined in Section 5.1.

“Pension Plan” means any “employee pension plan,” as defined in Section 3(2) of ERISA, maintained by any of the Companies or any ERISA Affiliate or to which any of the Companies or any ERISA Affiliate contributes or is obligated to contribute, in each case, for the benefit of employees of the Business.

“Permit” means any permit, grant, license, certificate, approval, consent, notice of intent, franchise, registration, filing, accreditation and exemption of every kind from or with any Governmental Authority.

“Permitted Liens” means (i) statutory liens for current Taxes and assessments or charges of any Governmental Authority not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) liens imposed under Assumed Contracts, (iii) statutory, mechanics’, materialmen’s, landlord’s, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens (including liens created by operation of law) that arise in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings (provided that the underlying obligation shall be an Excluded Liability hereunder except to the extent it is an Assumed Liability under Section 2.2(a)(vi)), and (iv) liens arising by, through or under the Buyer.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Purchase Price” is defined in Section 2.3.

“Registered IP” is defined in Section 3.8(a).

“Registration Rights Agreement” means a registration rights agreement, in form and substance reasonably satisfactory to the Buyer and Companies, pursuant to which Buyer Parent will agree to provide customary registration rights with respect to the shares of common stock of Buyer Parent held by Fitness TSI, LLC.

“Required Amendments” is defined in Section 6.4.

“Required Consents” is defined in Section 6.4.

“Retained Merchant Credits” means any amounts funded into reserve accounts with any of the Companies’ merchant processors, including Bank of America Merchant Services and American Express Merchant Services.

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“Schedule Date” is defined in Section 5.4.

“SEC” means the Securities and Exchange Commission.

“Second Lien Facility” is defined in the Preliminary Statement.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Shares” is defined in Section 2.1(a)(xvi).

“Tax” or “Taxes” means all income, gross receipts, sales, use, escheat, employment, unemployment, social security, Medicare, payroll, employee withholding, franchise, profits, real estate taxes, ad valorem taxes, personal property taxes or other taxes, fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest, penalties or additions to tax imposed by any taxing authority with respect to the Companies or the Business or Acquired Assets.

“Tax Returns” means any return, report, declaration, claim for refund, information return or other document (including any relating or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Person or the administration of any Law relating to any Tax (including any amendment thereof).

“Third Party Claim” is defined in Section 9.4(b).

“Trademark Assignment Agreement” means a trademark assignment agreement, in form and substance reasonably satisfactory to the Buyer and the Companies.

“Transaction Documents” means the Note, Bill of Sale, Assignment and Assumption Agreement, IP License Agreement, Trademark Assignment Agreement, Registration Rights Agreement and Transition Services Agreement, together with any other agreements, instruments, certificates and documents executed in connection with the transactions contemplated hereby or thereby.

“Transfer Notice” means the “Transfer Notice” as defined in Section 10.7 of the Flywheel Dubai Agreement.

“Transfer Taxes” is defined in Section 2.4.

“Transferred Permits” is defined in Section 2.1(a)(x).

“Transition Services Agreement” means a transition services agreement, in form and substance reasonably satisfactory to the Buyer and Companies.

“WARN Act” means, collectively, the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local Law requiring notice to employees of the event of a closing or layoff.

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Section 2 – Purchase and Sale; Consideration; Closing

2.1 Purchase and Sale of the Assets.

(a) Except as otherwise provided in Section 2.1(b), upon the terms and subject to the conditions of this Agreement, at the Closing the Companies each shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer agrees to purchase, acquire, accept and pay for, free and clear of all Liens other than Permitted Liens, all of such Company’s right, title and interest in and to all of the assets, properties, claims and rights primarily used or held or primarily relating to the operation of the Business (except as specifically provided for in this Section 2.1(a)), including privileges, claims and interests of every kind and nature, real or personal, tangible or intangible, absolute or contingent, wherever situated, whether or not reflected on the books and records of the Companies, to the extent owned by, registered in the name of, or used or held for use by any of the Companies (collectively, the “Acquired Assets”). Without limiting the foregoing, the Acquired Assets shall include, without limitation, the following:

(i) all right, title and interest in and to the Intellectual Property owned by any Company and used in connection with the Business, including, without limitation, the trademark FLYWHEEL and FLY formative marks and the registrations and applications therefore as identified on Schedule 3.8(a);

(ii) all books, records, files and data of the Companies primarily related to the Acquired Assets, including, without limitation, all technical documentation, customer lists, marketing materials, files and other records primarily related to the Business (including copies of financial records related thereto) but excluding Companies’ corporate, stock, minute, personnel, Tax (as defined herein) and financial books and records (the “Excluded Records”);

(iii) all (A) computer hardware, (B) rights to any software, applications and computer programs (whether or not proprietary and regardless of whether such assets are purchased, licensed or developed in-house) utilized primarily in the operation of the Business for, inter alia, payroll, membership, collection of accounts receivables, accounts payment of payable, etc. and (C) other equipment (including, without limitation, all fitness equipment, cycles, weights, etc.), machinery, furniture, furnishings, fixtures, electronic devices, office and marketing materials and supplies and other tangible personal property of every kind and nature primarily used in or related to the Business, including, but not limited to, the items identified on Schedule 2.1(a)(iii);

(iv) all third party covenants and agreements with respect to Intellectual Property that are exclusive to the Business, including, without limitation, all such Intellectual Property licenses, assignments of inventions, works for hire agreements, and confidentiality agreements, and all non-competition rights related exclusively to the Business;

(v) all (A) Contracts between any of the Companies and (x) any Member or (y) any corporate account which makes subsidy payments for employees who are individually Members, providing for the use of the facilities at any of the Locations and all payments due thereon (each, a “Membership Agreement”) and (B) to the extent not incorporated into the Membership Agreements, all releases, consents, acknowledgements and waivers of Liability of any kind executed in connection with any Member’s use of any Club facilities or equipment;

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(vi) the Companies’ rights, title and interest in and to each Contract between any of the Companies and a vendor primarily relating to and/or primarily used or held for use in the Business which (A) is terminable upon no more than 90 days’ prior written notice or (B) is a Material Contract listed on Schedule 3.15(a) that the Buyer has expressly consented to assume hereunder (the “Acquired Vendor Contracts”);

(vii) all Inventory primarily relating to and/or primarily used or held for use in the Business;

(viii) all Leases identified on Schedule 3.9(a) (the “Acquired Leases” and, together with the Acquired Vendor Contracts and Membership Agreements, collectively, the “Assumed Contracts”), and all rights, title and interest of each of the Companies in and to the Locations evidenced by the applicable Leases, including all furniture, fixtures, equipment, leasehold improvements and fixed assets of the Companies at each Location;

(ix) all prepaid expenses, deposits and other similar assets related to goods or services to be performed or completed primarily relating to and/or primarily used or held for use in the Business, or providing security for such services, after the Closing Date including, without limitation, cash real estate security deposits, utility deposits and prepaid expenses primarily relating to and/or primarily used or held for use in the Business;

(x) all of the Companies’ rights, title and interest in and to all Permits relating to the Business, to the extent such are transferable (the “Transferred Permits”);

(xi) all of the Companies’ rights, title and interest in and to the accounts receivable from the Membership Agreements which are primarily relating to and/or primarily used or held for use in the Business whether billed or unbilled as of the Closing Date, but specifically excluding the Retained Merchant Credit. For purposes of clarity, the accounts receivable of the Companies include amounts that have been billed in advance to certain corporate accounts and any Member (defined herein) and amounts that have been or will be billed in arrears to certain corporate accounts and any Member (defined herein) and shall be of a reasonably similar nature to those accounts receivable reflected in the illustrative spreadsheet attached as Schedule 2.1(a)(xi);

(xii) all business phone and facsimile numbers (“Numbers”) used by the Companies, including those items which are identified on Schedule 2.1(a)(xii). The Companies agree to assign to the Buyer all of their rights to the use of the Numbers and shall cooperate with the Buyer to have the Numbers assigned to the Buyer by the telephone company; and

(xiii) all of Companies’ goodwill in and going concern of the Business;

(xiv) all of Companies’ rights to merchant identification or service establishment numbers with credit card companies and assignment of credit card acceptance or similar agreements with credit card companies;

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(xv) all claims and warranties related to any of the Acquired Assets, whether asserted or unasserted, and whether contingent or absolute, and all rights to enforce any warranties or rights or assert any claims with respect to such assets, in each case to the extent transferrable;

(xvi) the shares of Flywheel Middle East, an exempted company incorporated under the Laws of the Cayman Islands, owned by Flywheel Sports, Inc. (the “Shares”), but only in the event that the Buyer exercises the Buyer Option in accordance with Section 5.14(a) and Four West Ltd. does not acquire the Shares pursuant to Section 5.14(a); and

(xvii) all other assets not referred to above that are primarily relating to and/or primarily used or held for use in the Business.

(b) Notwithstanding anything herein to the contrary, the Acquired Assets shall specifically not include any of the assets, rights, claims or properties set forth on Schedule 2.1(b) or below (the “Excluded Assets”):

(i) all of the Companies’ cash and cash equivalents and securities;

(ii) all employee plans and benefits, including without limitation the Employee Benefit Plans of the Companies or their Affiliates, and any assets thereof, maintained by the Companies or their Affiliates in connection with the Business;

(iii) the Companies’ Articles of Organization or Certificate of Organization, as applicable, and other organizational documents, and the Excluded Records;

(iv) all equity interests of the Companies and their respective Affiliates, other than, if included in the Acquired Assets, the Acquired Shares;

(v) all business insurance policies of the Companies and all premiums prepaid by either Company related thereto;

(vi) all reports, records and Tax Returns (as defined herein) concerning the Companies’ Taxes and any claims, rights and interest in and to any refunds of Taxes (as defined herein) for any tax period ending prior to the Closing Date;

(vii) all of the Companies’ rights under all licenses or Contracts that are not Assumed Contracts;

(viii) all Claims of the Companies and their Affiliates described in Schedule 2.1(b)(viii);

(ix) all of the assets, properties, claims and rights related solely to the Flywheel At Home Business;

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(x) any Contract of any nature in respect of any intercompany transaction between a Company, on the one hand, and any Affiliate of such Company, on the other hand;

(xi) all rights to Claims, refunds or adjustments, and all other refunds or adjustments with respect to the Excluded Assets;

(xii) the rights which accrue or will accrue to the Companies under this Agreement and any Transaction Document; and

(xiii) the Retained Merchant Credit.

2.2 Assumption of Certain Liabilities.

(a) At the Closing, the Buyer shall assume and agree to perform, pay and discharge from and after the Closing as and when due, in accordance with their respective terms, the liabilities of the Companies set forth below, which shall be the only liabilities (whether performance, payment or otherwise) assumed by the Buyer hereunder (the “Assumed Liabilities”):

(i) all contractual obligations of any of the Companies pursuant to the Assumed Contracts solely to the extent that such contractual obligations arise after the Closing Date, other than any Liabilities arising out of any breach or default (including for this purpose any event which, with notice or lapse of time would constitute such a breach or default) occurring prior to the Closing;

(ii) all liabilities with respect to the Transferred Permits solely to the extent attributable to the ownership or operation of the Business on or after the Closing Date;

(iii) all liabilities for any Taxes related to the Acquired Assets accruing after the Closing which are attributable to the ownership or use by Buyer of the Acquired Assets on or after the Closing Date (except for Taxes for which Company is liable pursuant to this Agreement);

(iv) all liabilities under Membership Contracts for which any deposits, prepaid expenses, prepaid or deferred revenue and similar amounts included in the Acquired Assets pursuant to Section 2.1(a) above have been paid, but only to the extent such liabilities arise as a result of Buyer’s operation of the Business after the Closing;

(v) all liabilities for acts or omissions of the Buyer with respect to the Acquired Employees which accrued on and after the Closing Date; and

(vi) all other current payables of the Companies primarily related to the Business (A) incurred in the ordinary course of business, (B) not aged more than forty-five days as of Closing Date and (C) not associated with breaches of any Contract by a Company prior to the Closing, which shall be of a reasonably similar nature to those payables reflected in the illustrative spreadsheet attached as Schedule 2.2(a)(vi); provided, that, for the avoidance of doubt, such current payables shall not include transaction expenses incurred by the Companies in connection with this Agreement or the other Transaction Documents.

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(b) Notwithstanding any provision in this Agreement to the contrary, except for the Assumed Liabilities, each Company shall retain, and be responsible and liable for, and Buyer shall not assume or be obligated to pay, perform or otherwise discharge or be responsible or liable pursuant to this Agreement or otherwise with respect to, any Liabilities of the Companies, whether or not of, associated with, or arising from any of the Acquired Assets or the Business, or otherwise and whether carried or not carried on the books and records of the Companies (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), including, but not limited to:

(i) all Indebtedness and other Liabilities of any Company or the Business which are not expressly assumed by the Buyer pursuant to Section 2.2(a) above;

(ii) all amounts payable to brokers or other third parties acting on behalf of Companies or KLIM in connection with the transactions contemplated by this Agreement;

(iii) all Liabilities with respect to any municipal violations of the Business or property subject to Leases occurring prior to the Closing Date;

(iv) all Taxes which are or were due and payable prior to the Closing Date or relate to any period of time prior to the Closing Date;

(v) all Liabilities arising from or related to the Excluded Assets;

(vi) all Liabilities related to the operation of the Business prior to the Closing Date, whether or not the same is disclosed pursuant to Section 3.6 herein;

(vii) all Liabilities prior to the Closing Date related to a violation or alleged violation of the WARN Act;

(viii) all Liabilities for any failure by any of the Companies to comply with any Laws or to hold any required Permit with respect to the Business to the extent arising, occurring or existing prior to the Closing,

(ix) all environmental, health or safety liabilities arising out of or relating to the Companies’ ownership or operation of the Business and the Acquired Assets prior to Closing;

(x) all Liabilities arising under the organizational documents of any Company, or related to any person or entity’s interest in any such entity;

(xi) all common area maintenance charge adjustments and charges for Taxes under the Leases that accrue prior to the Closing Date, whether or not assessed as of the Closing Date; and

(xii) all escheat Liability in connection with Membership Agreements or other deferred revenue accruing prior to Closing.

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2.3 Purchase Price for the Acquired Assets. The aggregate purchase price (the “Purchase Price”) to be paid by the Buyer for the Acquired Assets shall be Twenty Five Million Dollars ($25,000,000.00). The Purchase Price shall be payable by Buyer’s execution of a Promissory Note in the amount of $25,000,000.00 in a form to be mutually agreed upon by the parties prior to the Closing (the “Note”).

2.4 Closing. The closing (the “Closing”) of the purchase and sale of the Acquired Assets, and the assignment and assumption of the Assumed Liabilities hereunder shall take place at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, NY 10019, on the date that is no more than two (2) Business Days after satisfaction of the conditions set forth in Section 6 , Section 7 or Section 8 below or waiver by the party for whose benefit such conditions exist (other than those conditions that by their nature will be satisfied at the Closing, but subject to the satisfaction or waiver of such condition at or prior to Closing) by facsimile, e-mail and/or overnight courier exchange of documents or at such place, time and date as may be mutually agreed upon in writing by the parties (the “Closing Date”). The Buyer shall be responsible for any conveyance fees, sales, use or transfer Taxes (including any penalties and interest), documentary charges, recording fees or similar Taxes, charges, fees or expenses (“Transfer Taxes”) that may become payable solely in connection with the sale and transfer of the Acquired Assets to the Buyer.

2.5 Closing Deliveries. In addition to any other documents to be delivered under any other provision of this Agreement, at or prior to the Closing:

(a) The Buyer shall have received:

(i) the Bill of Sale, duly executed by each Company;

(ii) the Assignment and Assumption Agreement, duly executed by each Company;

(iii) the Trademark Assignment Agreement, duly executed by each Company;

(iv) the Equity Agreement, duly executed by the applicable Company or its Affiliates;

(v) the Registration Rights Agreement, duly executed by Fitness TSI, LLC;

(vi) the Transition Services Agreement, duly executed by Flywheel Sports, Inc.;

(vii) the IP License Agreement, duly executed by Flywheel Sports, Inc.;

(viii) a closing certificate of an authorized officer or other authorized person of each Company, in form and substance reasonably acceptable to the Buyer, confirming such Company’s fulfillment of the conditions set forth in Section 7.1;

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(ix) a certification of non-foreign status of each of the Companies, dated as of the Closing Date, which satisfies the requirements of Section 1445 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder;

(x) evidence of the release from third parties of any and all Liens (other than Permitted Liens) encumbering the Acquired Assets;

(xi) an assignment of lease duly executed by the applicable Company and, if required to be delivered to the landlord in connection with a lease assignment, an estoppel certificate, each dated the Closing Date, with respect to each Acquired Lease, in form and substance satisfactory to the Buyer and the Companies; and

(xii) duly executed copies of the Required Consents and Required Amendments specified in Section 6.4.

(b) The Companies shall have received:

(i) the Note, duly executed by the Buyer;

(ii) the Assignment and Assumption Agreement, duly executed by the Buyer;

(iii) the Trademark Assignment Agreement, duly executed by the Buyer;

(iv) the Equity Agreement, duly executed by the Buyer;

(v) the Registration Rights Agreement, duly executed by the Buyer Parent;

(vi) the Transition Services Agreement, duly executed by the Buyer;

(vii) the IP License Agreement, duly executed by the Buyer; and

(viii) a closing certificate of an authorized officer of the Buyer, in form and substance reasonably acceptable to the Companies, confirming the Buyer’s fulfillment of the conditions set forth in Section 8.1.

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2.6 Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Acquired Asset if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Acquired Asset or in any way materially adversely affect the rights of Buyer or the Companies thereunder. The parties hereto will use their commercially reasonable efforts (but without any payment of money other than filing, recordation or similar fees, which shall be shared equally by the Companies and the Buyer) to obtain the consent of the other parties to any such Acquired Asset for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of the applicable Company thereunder so that Buyer would not in fact receive all such rights and benefits unless expressly waived by Buyer, such Company and Buyer will cooperate in a mutually agreeable, contractually permissible and commercially reasonable arrangement under which, after the Closing, Buyer would obtain the benefits and assume the obligations with respect to the relevant Acquired Asset in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which such Company would enforce for the benefit of Buyer or its assignee, with Buyer assuming such Company’s obligations, any and all rights of such Company against a third party thereto, and such Company shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by such Company or any of its Affiliates in connection with any such arrangements; provided, however, the foregoing shall not apply if the failure to obtain any such consent causes a failure of any of the conditions to Closing set forth herein, in which case the Closing shall proceed only if such failed condition is waived by the party entitled to the benefit thereof in accordance with the terms of this Agreement.

2.7 Allocation of Purchase Price and Assumed Liabilities. The Buyer shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder (and any similar provisions under state, local or non U.S. Law, as appropriate), which allocation shall be mutually agreeable to and binding upon the parties. The Buyer shall deliver such allocation to the Companies within one (1) year after the Closing Date. The Buyer and each of the Companies agree to file all necessary Tax Returns consistent with, and not to take any position on any income, transfer or gains Tax Return inconsistent with, such allocation, including (but not limited to) the reporting of information on Form 8594 filed with the Internal Revenue Service. The Companies shall timely and properly prepare, execute, file and deliver such documents, forms and other information as the Buyer may reasonably request to prepare such allocation.

Section 3 - Representations and Warranties of Companies

Each of the Companies, jointly and severally, represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which shall speak only as of such date or time) as follows (except that any representation or warranty that relies on or refers to information in any Disclosure Schedules which are not delivered on the date hereof shall be made as of the Schedule Date and as of the Closing Date):

3.1 Organization. Each of the Companies is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of their respective states of formation or incorporation, as applicable, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Correct and complete copies of the articles of organization, certificate of incorporation, bylaws, operating agreement, or other comparable governing documents, as applicable, of each Company, as amended through the Schedule Date, will be made available to the Buyer or its counsel.

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3.2 Authorization. Each of the Companies has all requisite power and authority to execute and deliver its obligations under this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. Each Transaction Document to which a Company is a party has been duly authorized by, and has been or will be duly executed and delivered by, such Company. This Agreement and the Transaction Documents to which each Company is a party constitute and the transactions contemplated hereby or thereby constitute or, assuming the due authorization, execution and delivery thereof by each counterparty, will constitute the valid and legally binding obligations of the applicable Company, enforceable against such Company in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance or other Laws affecting creditors’ rights generally and to the application of general equitable principles.

3.3 Noncontravention. Except as set forth on Schedule 3.3 or as otherwise provided in this Agreement the execution, delivery and performance by the Companies of this Agreement and the Transaction Documents to which such Company is a party, and the consummation by such Company of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) conflict with, result in a breach of or violate any of the provisions of the organizational documents of such Company; (b) violate any Law applicable to such Company or the Business; (c) conflict with, violate or result in the breach or termination of, or constitute a default under, or the acceleration of any rights, benefits or obligations contained in, any Contract that is applicable to the Business; (d) result in the creation of any Lien on any of the properties or assets of such Company; or (e) require any authorization, Order, consent, approval, license, material Permit, exemption or other action by any Governmental Authority related to the Business, except, in the case of clauses (b)-(e), as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Ownership of Acquired Assets.

(a) Except as set forth in Schedule 3.4(a), each Company is the true and lawful owner of, or has a valid leasehold interest in or a valid right to use, its Acquired Assets and has good and marketable title to its material Acquired Assets, free and clear of all Liens (other than Permitted Liens). The Acquired Assets represent all of the assets necessary and sufficient for the conduct of the Business as currently conducted.

(b) All of the material tangible assets that are included in the Acquired Assets are in good operating condition and state of good maintenance and repair, normal wear and tear excepted.

3.5 Financial Data.

(a) Attached as Schedule 3.5(a) are (i) the financial statements of (A) the Companies and (B) each Club, in each case, as of December 31, 2018 (the “2018 Club Financial Data”) and (ii) the financial statements of (A) the Companies and (B) each Club, in each case, as of December 31, 2019, to the extent available on or before the Schedule Date, or if not available on or before the Schedule Date, monthly statements of profits and losses for (A) the Companies and (B) each Club, in each case, for the 2019 calendar year through November 30, 2019 prepared in the ordinary course of business (collectively, the “2019 Club Financial Data”). The 2018 Club Financial Data and the 2019 Club Financial Data are collectively referred to herein as the “Club Financial Data.”

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(b) Schedule 3.5(b) sets forth all current liabilities, including accounts payable, of the Companies related to the Business as of the date of the 2019 Club Financial Data.

(c) The Club Financial Data is based upon information contained in the Companies’ books and records and present fairly, in all material respects, the financial performance and financial results of each Club as of the times and for the periods indicated therein.

(d) Neither the Companies nor KLIM have ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Companies or the winding up or cessation of the Business.

3.6 Litigation. Except as set forth on Schedule 3.6, (a) there is no, and in the year there has been no, Claim pending, or to the Knowledge of any of the Companies, threatened, against any of the Companies (or, to the Companies’ Knowledge, pending or threatened against any of the officers, directors or key employees of any of the Companies in relation to the Business) before any Governmental Authority; (b) there is not, and in the past year there has not been any, and none of the Companies is subject to any pending, Order enjoining or requiring any of the Companies to take any action of any kind with respect to the Business, the Acquired Assets or this Agreement and (c) there are no mutual settlement or conciliation agreement which have outstanding obligations pursuant there.

3.7 Insurance. Schedule 3.7 sets forth a correct and complete list of all material insurance policies maintained by the Companies with respect to the Business, specifying the type of coverage, the face amount of coverage, the annual premium, the carrier and the expiration date of each such policy (collectively, the “Insurance Policies”). All such policies are in full force and effect and none of the Companies is in breach or default under any Insurance Policy. None of the Companies has received any written notice that any such Insurance Policy will be canceled or not renewed or of increase or intent to increase premiums in any significant respect. No Company has received a written denial of a material claim for coverage made by such Company within the twelve months immediately preceding the date hereof (excluding any claims related to employee insurance benefits).

3.8 Intellectual Property.

(a) The Companies own or have the legally enforceable right to use, free and clear of all Liens, all items of Intellectual Property that is material to the operation of the Business as presently conducted. Schedule 3.8(a) sets forth a true, complete and correct list of all Intellectual Property owned by the Company for which a registration has issued or application has been filed with any Governmental Authority (including, but not limited to, the U.S. Patent and Trademark Office) (“Registered IP”). Schedule 3.8(a) also sets forth a complete and correct list of material licenses (other than (1) licenses for commercially available software and (2) nonexclusive licenses granted by the Companies in the ordinary course of business), (A) pursuant to which the use by any Person of Intellectual Property is permitted by any of the Companies or (B) pursuant to which the use by any of the Companies of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are in full force and effect.

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(b) Except as set forth on Schedule 3.8(b), to the Knowledge of the Companies, none of the Companies, the operation of the Business as presently conducted, any of the Intellectual Property covered by any Intellectual Property License, nor other material Intellectual Property owned by the Company and used in the operation of the Business as currently conducted, interferes with, infringes upon, misappropriates or otherwise violates any Intellectual Property rights of third parties, and none of the Companies has received any written notice with respect to any actual or alleged interference, infringement, misappropriation or violation of a third party's intellectual property rights. To the Knowledge of the Companies, no third party is or has interfered with, infringed upon, misappropriated or otherwise violated the Intellectual Property rights of the Companies in any material way. None of Registered IP or other material Intellectual Property owned by the Company and used in the operation of the Business as currently conducted is subject to (i) any outstanding Order issued by a court or Governmental Authority, (ii) any governmental or judicial proceeding which is pending or threatened and which challenges the legality, validity, enforceability, use or ownership of any of the Intellectual Property or (iii) any maintenance or renewal fees or Taxes or actions falling due within 90 days after the Closing Date. Except as disclosed in Schedule 3.8(b), none of the Companies has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other violation with respect to any Intellectual Property.

(c) Schedule 3.8(c) sets forth (by Company) a list of all domain names registered to the Companies.

(d) Except as disclosed in Schedule 3.8(d), to the Companies’ Knowledge, the computer programs utilized by the Companies in the Business are (A) owned by the Companies, or (B) licensed or otherwise used by the Companies pursuant to the terms of valid, binding and assignable written agreements.

(e) The Companies have taken reasonable security measures to maintain as protectable intellectual property all trade secrets of the Companies and any confidential information owned by any other Person to whom any of the Companies have a confidentiality obligation.

(f) All of the copyrights used in the Business are owned by or licensed to the Companies and, if licensed, are subject to Intellectual Property Licenses that are in full force and effect. To the Companies’ Knowledge, the consummation of the transactions contemplated hereby will not materially alter or impair any such rights.

(g) There is no source code for any software owned by the Company and related to the Business that has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the Schedule Date, an employee of the Company.

3.9 Real Estate.

(a) Schedule 3.9(a) sets forth all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures or other interest in real property currently used or currently held for use by the Companies exclusively in connection with the Business as the Business is currently conducted (collectively, the “Leases”). Copies of all Leases and of all the amendments, extensions, renewals, guaranties and other agreements with respect thereto have been made available to the Buyer or its counsel. Each Company has a valid and enforceable leasehold interest under each of the Leases to which it is a party, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity. All of the buildings, fixtures, equipment and improvements on the premises covered by the Leases are, to the Companies’ Knowledge, in good and operating condition and repair (subject to normal wear and tear). The Companies do not own any real property from which the Business operates.

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(b) Except as set forth in Schedule 3.9(b), the Companies are not in default in any material respect under any Lease, nor, to the Companies’ Knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a material default by any Company.

(c) There is no pending or, to the Companies’ Knowledge, threatened condemnation or eminent domain proceeding affecting the real property subject to the Leases or any portion thereof.

(d) Except as disclosed on Schedule 3.9(d), the Companies’ use of the real property subject to the Leases as presently utilized by the Companies for the Business complies, or is legally non-conforming, in all respects with the requirements of applicable building, zoning occupancy and other similar Laws of any Governmental Authority, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(e) Except as set forth in Schedule 3.9(e), the Companies have not leased or otherwise granted the right to use or occupy any of the real property subject to the Leases.

3.10 Environmental Compliance. Except as disclosed on Schedule 3.10: (a) with respect to the Acquired Assets, the Companies are each in compliance with all applicable Environmental Laws, including those that relate to the environmental condition of the real property subject to the Leases; (b) the Companies have obtained and currently maintains all environmental Permits required under all applicable Environmental Laws necessary to operate its Business; (c) none of the Companies has received any written notice of any private, administrative or judicial action relating to any alleged violation of, or liability arising under, Environmental Laws of any Company based on the presence or alleged presence of Hazardous Substances in, at, under or upon the real property subject to the Leases, and there are no pending or, to the Companies’ Knowledge, threatened actions or proceedings (or written notices of potential actions or proceedings) against any of the Companies from any Governmental Authority or other Person related to the Acquired Assets regarding any matter relating to any Environmental Laws or Hazardous Substances; and (d) to the Companies’ Knowledge, no Hazardous Substances have been generated, disposed, stored, discharged or released and no Person has been exposed to Hazardous Substances by the Companies at the real property subject to the Leases in a manner that would reasonable be expected to result in material liability of any Company pursuant to Environmental Laws. The representations and warranties set forth in this Section 3.10 are the Companies’ sole and exclusive representations and warranties regarding environmental matters.

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3.11 Trade Accounts Receivable and Deferred Revenues. Schedule 3.11 set forth a true, correct and complete listing (including aging) of all accounts receivable of the Companies related to the Business and aggregate amount of deferred revenue related to the Business as of the date of the 2019 Club Financial Data. All material trade accounts receivable of Companies are reflected properly on their respective books and records and, to the Companies’ Knowledge, are valid receivables which arose in the ordinary course of business and are not subject to setoffs, adverse claims or other counterclaims. With respect to trade accounts receivables acquired subsequent to the date of the 2019 Club Financial Data, allowances have been set up on the books of the Companies consistently applied with the Companies’ past practices.

3.12 Tax Matters.

(a) Except as set forth on Schedule 3.12(a), within the times and in the manner prescribed by Law, the Companies have duly and timely filed all federal and all other Tax Returns required to be filed by each of them and each such Tax Return is true, correct and complete in all material respects. The Companies have timely paid or caused to be timely paid all federal, material state and material local Taxes (including without limitation sales and use Taxes), assessments and penalties, due and payable with respect to the periods covered by such Tax Returns. No Tax is a Lien upon the Acquired Assets. None of the Companies is delinquent in the payment of any tax, assessment or governmental charge. None of the Companies is presently involved in any audit, examination or dispute with any federal, state or local Tax authority, nor has any of the Companies received any notice of deficiency from any such federal, state or local tax authority not otherwise disclosed to Buyer.

(b) Each of the Companies has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party. True, correct and complete copies of all income and sales Tax Returns filed by or with respect to any of the Companies for taxable periods ending on or after December 31, 2017 have been furnished or made available to the Buyer. There is no Claim for refund in progress, pending, proposed or threatened against or with respect to any of the Companies regarding Taxes.

(c) No jurisdiction where a Company has not filed a Tax Return has made or, to the Knowledge of such Company, has threatened to make a claim for the payment of any Tax.

(d) Each Company is classified as a corporation for federal income Tax purposes and has never filed an entity classification election under Code Section 7701.

(e) No Company is a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income Tax purposes.

3.13 Books and Records. The books, records and accounts of Companies fairly reflect, in all material respects, in reasonable detail, the transactions and the assets and liabilities of such entities with respect to the Business. None of the Companies has engaged in any material transaction with respect to its Business, maintained any material bank account for its Business or used any of its material funds, except for such transactions, bank accounts and funds which have been and are reflected in its normally maintained books, records and accounts. The general ledgers and books of account of Companies are complete in all material respects and are maintained in accordance with good business practice.

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3.14 Members. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) Companies maintain in electronic form a complete listing of each member of each Club who is subject to a Membership Agreement (each, a “Member”) as of the Schedule Date and (b) each Membership Agreement entered into by the Companies is substantially in such forms of the Membership Agreement as will be attached as exhibit to Schedule 3.14(a), and on such pricing terms as will be set forth in Schedule 3.14(b), in each case prior to the Schedule Date.

3.15 Material Contracts and Commitments.

(a) Schedule 3.15(a) contains a true and complete list of the following Contracts to which any of the Companies is a party or by which any of them are bound and which relate primarily to the Business (as amended, supplemented and modified to date, collectively, the “Material Contracts”):

(i) all loan agreements, indentures, promissory notes, security agreements, mortgages and guaranties, letters of credit or other agreements or instruments placing a Lien (other than a Permitted Lien) on any Acquired Asset;

(ii) all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements related to the Acquired Assets providing for annual payments greater than $50,000;

(iii) all management agreements or other agreements (x) for the employment of any officer or individual employee on a full-time or part-time basis, or the engagement of any other individual on a consulting basis, other than (A) the Companies’ standard form offer letter or standard form consulting agreement, copies of which will be made available to the Buyer or its counsel or (B) providing for an annual base salary of less than $150,000, or (y) providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of the Companies’ assets or a change of control;

(iv) all joint venture or partnership agreements and agreements;

(v) all Contracts (other than employment or consulting agreements, which are addressed in subsection 3.15(a)(iii) above) that involve future payments, liabilities or receipts by any Companies of more than $75,000 per year in the case of any single Contract;

(vi) all Leases;

(vii) all collective bargaining agreements, or other agreements with any labor union, work counsel or similar body to which Companies are a party;

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(viii) all material warranty agreements with respect to any of the Companies’ services rendered in or its products sold, leased or licensed (other than those made in the ordinary course of business);

(ix) all Contracts that provide any Member with material pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other Members, including, without limitation, Contracts containing “most favored nation” provisions;

(x) all agreements involving the settlement of any action or threatened action with respect to which (A) any unpaid amount exceeds $150,000 or (B) conditions precedent to the settlement have not been satisfied;

(xi) all agreements appointing any agent to act on any of the Companies’ behalf and all powers of attorney;

(xii) all agreements which prohibit any of the Companies from freely engaging in any respect in the Business anywhere in the world without any limitation or adverse consequences, or to compete with any Person in any respect in any geographical area; and

(xiii) any other agreement (or group of related agreements) (other than employment or consulting agreements, which are addressed in subsection 3.15(a)(iii) above) (x) the performance of which involves consideration of $75,000 per year or $150,000 in the aggregate or which cannot be cancelled by any of the Companies within 90 days’ notice without premium or penalty or (y) which is material to any of the Companies or was not entered into in the ordinary course of business consistent with past custom and practice.

(b) Except as set forth on Schedule 3.15(b):

(i) each Material Contract is in full force in effect and is a valid and binding agreement of the applicable Company, enforceable against it in accordance with its terms, and, to such Company’s Knowledge, a valid and binding agreement of the other parties thereto;

(ii) no Company is in material breach of or in material default under any Material Contract, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a material default, under any Material Contract, and no event has occurred which, with the giving of notice or the passage of time or both, would, to the Companies’ Knowledge, constitute a material default by any other party to any such Material Contract; and

(iii) as of the Schedule Date, the Buyer has been supplied with, or has been given access to, a true and correct copy of all written Material Contracts, together with all material amendments, waivers or other changes thereto.

3.16 Compliance with Laws. Except as set forth on Schedule 3.16, the Companies have all Permits (other than environmental Permits, which are exclusively covered in Section 3.10) necessary to conduct the Business as presently conducted and to own their assets, all of which are in full force and effect and shall remain in full force and effect up to the Closing Date, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. None of the Companies has received any written notice from any federal, state or local Governmental Authority during the twelve month period immediately preceding the Schedule Date of any material violations or non-compliance by any of the Companies and no material fines, penalties or claims have been assessed, filed or commenced, or, to the Companies’ Knowledge, threatened, against any of the Companies alleging such violations or non-compliance.

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3.17 Employee Relations.

(a) With regard to the Business Employees, the Companies are each in compliance in all material respects with all federal, state and municipal Law with respect to employment and employment practices and terms and conditions of employment.

(b) Schedule 3.17(b) sets forth a correct and complete list of the full-time and the part-time Business Employees employed as of the Schedule Date, together with the title, annual salary or hourly wage rate and target bonus, if applicable, for each such Business Employee.

(c) Except as set forth on Schedule 3.17(c), all of the Business Employees are at-will employees of the Companies and there are no written employment Contracts with any Business Employee that are not terminable by the Companies without cause on not more than 90 days written notice.

(d) Except as set forth on Schedule 3.17(d):

(i) none of the Business Employees is represented by any labor union;

(ii) there is no unfair labor practice complaint against either Company pending before the National Labor Relations Board or any state or local Governmental Authority;

(iii) there is no pending labor strike or, to the Companies’ Knowledge, other material labor trouble affecting either Company (including, without limitation, any organizational drive); and

(iv) there is no pending representation question respecting the Business Employees of either Company.

3.18 Employee Benefit Plans. Schedule 3.18 hereto sets forth a list of each material (i) Employee Benefit Plans and (ii) Pension Plans. Except as would not have a Material Adverse Effect, to the Companies Knowledge, each Employee Benefit Plan and Pension Plan (including any related trust) complies in form with the requirements of all applicable Laws, including, without limitation, ERISA and the Internal Revenue Code, and has been maintained and operated in compliance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Internal Revenue Code. With respect to each Employee Benefit Plan and Pension Plan, no such plan is a “multiple employer plan” (within the meaning of Section 413(c) of the Internal Revenue Code) or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). With respect to each Employee Benefit Plan and Pension Plan, to the Companies Knowledge, there are no actions, suits, claims or disputes pending, or threatened(other than routine claims for benefits and appeals of denied routine claims). The representations and warranties set forth in this Section 3.18 are the Companies sole and exclusive representation and warranties regarding employee benefit matters.

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3.19 Absence of Undisclosed Liabilities. The Companies do not have any liabilities, and, to the Companies’ Knowledge, there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any liabilities, except for (i) liabilities reflected on the face of the Club Financial Data, (ii) liabilities disclosed in the Disclosure Schedules to this Agreement (including, but not limited to, Schedules 3.5(b) and 3.11) and liabilities that have arisen since the date of the 2019 Club Financial Data in the ordinary course of business and which do not or would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.20 Affiliate Transactions. Except as set forth on Schedule 3.20, no officer, director, employee, shareholder or Affiliate of the Companies or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any material beneficial interest, is a party to any Contract with the Companies or has any material interest in any property, asset or right used by the Companies for its Business as currently conducted or has received any funds from or on behalf of the Companies since January 1, 2019.

3.21 Inventory. All of the inventory of the Companies related to the Business consists of goods which are usable and saleable in the ordinary course of business, not defective or damaged merchantable and fit for intended use in all material respects.

3.22 Trade Names. The Companies have not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, except for Flywheel or Flywheel Sports in past two years.

3.23 Title to Shares. Except as set forth on Schedule 3.23, the Shares are beneficially owned by Flywheel Sports, Inc., free and clear of any and all Liens (other than Permitted Liens); and none of the Companies are a party to any option, warrant, purchase right, or other Contract that could require the Companies to sell, transfer, or otherwise dispose of the Shares (other than pursuant to this Agreement).

3.24 Buyer Representations and Warranties. The Companies hereby agree and acknowledge as follows: except to the extent expressly set forth in Section 4 (or any certificate delivered pursuant hereto), the Buyer (i) does not make any representation or warranty, express or implied, at Law, in equity or otherwise, and any such other representations or warranties are hereby expressly disclaimed, (ii) will not be deemed to have made any representations or warranties to Companies, their respective Affiliates or their or their Affiliates’ respective representatives other than expressly made by such Person in Section 4 (or any certificate delivered pursuant hereto) or (iii) does not make any representation or warranty to the Companies with respect to (A) any plans heretofore delivered or communicated to or made available to the Companies, their respective Affiliates or their and their Affiliates’ respective representatives or (B) any other information or documents (financial or otherwise) made available to the Companies, their respective Affiliates or their and their Affiliates’ respective representatives.

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Section 4 – Representations and Warranties of the Buyer

The Buyer represents and warrants to the Companies as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which shall speak only as of such date or time) as follows:

4.1 Organization and Authority. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of New York, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2 Authorization. The Buyer has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. Each Transaction Document to which the Buyer is a party has been duly authorized by, and has been or will be duly executed and delivered by, the Buyer. This Agreement and the Transaction Documents to which the Buyer is a party constitute and the transactions contemplated hereby or thereby constitute or, assuming the due authorization, execution and delivery thereof by each counterparty, will constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with its respective terms.

4.3 Non-Contravention. Except as set forth on Schedule 4.3, the execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which the Buyer is a party, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) conflict with, result in a breach of or violate any of the provisions of the organizational documents of the Buyer; (b) violate any Law applicable to the Buyer or its business; (c) conflict with, violate or result in the breach or termination of, or constitute a default under, or the acceleration of any rights, benefits or obligations contained in, any Contract that is applicable to its business; (d) except as contemplated by the terms of this Agreement, result in the creation of any Lien on any of the properties or assets of such Company; or (e) require any authorization, Order, consent, approval, license, material permit, exemption or other action by any Governmental Authority, except, in the case of clauses (b)-(e), as would not, individually or in the aggregate, have or reasonably be expected to have a Buyer Material Adverse Effect.

4.4 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any Law which must be obtained or satisfied by the Buyer which are necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which the Buyer is a party have been, or will be prior to the Closing Date, obtained and satisfied.

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4.5 Financial Statements. Buyer Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Buyer Parent or its subsidiaries with the SEC since January 1, 2018 (such documents, together with all exhibits, financial statements, including the Buyer Parent Financial Statements, and schedules thereto and all information incorporated therein by reference, being collectively referred to as the “Buyer Parent Reports”). Each Buyer Parent Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer Parent Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Buyer Parent included in the Buyer Parent Reports (the “Buyer Parent Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly presents in all material respects, in accordance with GAAP, the consolidated financial position of Buyer Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

4.6 Litigation. Except as set forth in the Buyer Parent Reports, there is no Claim before any Governmental Authority pending or, to the Knowledge of Buyer, threatened against Buyer that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Except as set forth in the Buyer Parent Reports, there is no judgment outstanding against or, to the Knowledge of Buyer, investigation by any Governmental Authority of Buyer or its subsidiaries or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.7 Compliance with Laws. Except as set forth in the Buyer Parent Reports, or as would not have or would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer and its subsidiaries are in compliance with all applicable Laws and all Permits applicable to the business and operations of Buyer and its subsidiaries.

4.8 Company Representations and Warranties. The Buyer hereby agrees and acknowledges as follows: except to the extent expressly set forth in Section 3 (or any certificate delivered pursuant hereto or other Transaction Document), no Company (i) makes any representation or warranty, express or implied, at Law, in equity or otherwise, and any such other representations or warranties are hereby expressly disclaimed, (ii) shall be deemed to have made any representations or warranties to the Buyer, its Affiliates or its and its Affiliates’ respective representatives other than expressly made by such Person in Section 3 (or any certificate delivered pursuant hereto or other Transaction Document) or (iii) makes any representation or warranty to the Buyer with respect to (A) any plans heretofore delivered or communicated to or made available to the Buyer, its Affiliates or its and its Affiliates’ respective representatives or (B) any other information or documents (financial or otherwise) made available to the Buyer, its Affiliates or its and its Affiliates’ respective representatives.

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Section 5 – Covenants of the Parties

5.1 Conduct of Business in Ordinary Course. Except (a) as set forth in Schedule 5.1, (x) as otherwise expressly contemplated or permitted by this Agreement, (y) as required by Law or (z) with the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed, and which shall be deemed to have been given if the Buyer does not object within five (5) Business Days from the date on which the Buyer receives a written request for such consent from Companies), during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date (the “Pending Sale Period”), the Companies covenant and agree that they shall carry on the Business in the ordinary course consistent with past practice (it being understood and agreed that no Company shall discount or offer any discount on membership at any of the Clubs other than customary discounts historically offered by such Company in the ordinary course of business consistent with past practice), except that no Company shall modify, amend or terminate any Assumed Contract or enter into any new Contract that would become an Assumed Contract as of the Closing Date (except in the ordinary course of business). The Companies may enter into new Membership Agreements during the Pending Sale Period that shall become Membership Agreements as of the Closing Date, provided that such Membership Agreements are entered into in the ordinary course of business upon substantially the same terms and in substantially the same form as the Membership Agreements provided to the Buyer or its counsel on or before the Schedule Date.

5.2 Accounts Receivable. During the Pending Sale Period, the Companies shall continue to collect and accrue accounts receivable in the ordinary course of business, and shall take no action to accelerate collection of same, including, without limitation, the offering of discounts to collect same.

5.3 No Shop. Between the date hereof and the sooner of: (i) the Closing Date and (ii) the date upon which this Agreement is terminated, the Companies shall not offer to sell, assign or transfer the Business or any Acquired Asset to any other Person (except for the sale of inventory or the disposition of obsolete equipment in the ordinary course of business).

5.4 Due Diligence; Delivery of Disclosure Schedules. On or prior to January 27, 2020 (the “Schedule Date”), the Companies shall deliver to the Buyer all of the schedules to this Agreement, (other than those delivered by the Buyer to the Companies, or by the Companies to the Buyer on the date hereof) (collectively, the “Disclosure Schedules”) to the Buyer for review (with such schedules to include information as of the Schedule Date except as noted in Section 3 above). To the extent that neither the Buyer nor Companies terminate this Agreement as permitted under Section 11.2, the Disclosure Schedules shall be deemed to be incorporated into this Agreement and such shall be the definitive Disclosure Schedule for purposes of this Agreement.

5.5 Access to Information. Prior to the Closing:

(a) The Companies shall use their commercially reasonable efforts to make available to Buyer, upon Buyer’s reasonable request: (i) the opportunity to order and review Lien, Tax, judgment, bankruptcy and similar searches of public records pertaining to the Business, the Acquired Assets and the Assumed Liabilities; (ii) the opportunity during normal business hours to review and inspect all records, equipment, mechanical systems of the Locations, files, Permits, instruments, Contracts, financial condition and prospects pertaining to the operational, financial, Tax and legal matters or otherwise relating to the Acquired Assets; (iii) all relevant books and records of Companies pertaining to the Acquired Assets; and (iv) such other relevant documents, records and other information relating thereto as the Buyer may reasonably request.

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(b) Upon the Buyer’s reasonable prior request, the Companies will permit Buyer and its respective representatives to have reasonable access to the Companies’ officers, employees, consultants, systems (financial, membership and payroll), facilities and properties, and relevant books, records, and documents of Company, in order for the Buyer to conduct interviews and make offers of employment; provided that such access does not unreasonably interfere with the operation of the Business. The Buyer shall, regularly and at least thirty (30) days prior to the Closing, apprise the Companies of the status of all interviews of and all offers of employment made to Business Employees.

(c) Notwithstanding the foregoing, the Companies shall not be required to disclose any information to Buyer if such disclosure would, upon the reasonable advice of counsel, (i) jeopardize any attorney-client or other privilege, or (ii) contravene any applicable Law or confidentiality obligation entered into prior to the date hereof; provided, that the applicable Company shall use commercially reasonable efforts to obtain any necessary consents to provide the requested information; provided, further, that the Companies shall notify the Buyer that such disclosures are reasonably likely to violate such applicable Law or cause a waiver of such privilege and, subject to clauses (i) and (ii) hereto, shall give the Buyer, in reasonable detail, the facts giving rise to such notification and the subject matter of such information.

5.6 Employee Matters.

(a) The Companies shall not terminate the employment of any Business Employees without cause until the later to occur of (i) the Closing Date, and (ii) the expiration of the Transition Period (as defined under the Transition Services Agreement).

(b) Set forth on Schedule 5.6(b) are those employees for whom Buyer shall offer employment on or prior to the Closing (“Offered Employees”), which schedule will be updated and provided to Buyer at least ten (10) days prior to the anticipated Closing Date. All offers of employment to the Offered Employees shall include terms and conditions of employment (including job title, compensation, and benefits) that are substantially similar, in the aggregate, to the terms and conditions of employment of such Business Employees as of immediately prior to the Closing Date, and shall be effective as of the later of (i) the Closing Date, and (ii) the expiration of the Transition Period (as defined under the Transition Services Agreement). Business Employees that accept such offers of employment with Buyer shall be deemed “Acquired Employees.” For a period of ninety (90) days following the Closing Date, Buyer agrees to provide each Acquired Employee with compensation and benefits that are no less favorable, when taken as a whole, than the compensation and benefits required in connection with the offers of employment described in this Section 5.6(b); provided that, nothing herein shall limit the ability of Buyer to terminate the employment of any Acquired Employee at any time. With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer for the benefit of any Acquired Employee, effective as of the Closing Date, Buyer shall, or shall cause its Affiliate to, recognize all service of the Acquired Employees with the Companies, as if such service were with Buyer and/or its Affiliates for all purposes including vesting, eligibility and accrual; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding benefit plan. Effective as of the Closing Date, the Buyer shall use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Acquired Employees and their eligible dependents under any plan that provides health benefits in which such Acquired Employees may be eligible to participate following the Closing, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Acquired Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an Acquired Employee and his or her eligible dependents on or after the Closing Date, in each case, to the extent such Acquired Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan prior to the Closing Date.

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(c) With respect to the Acquired Employees, Buyer shall be solely responsible under the WARN Act for all liabilities relating to any act or omission of Buyer on or after the Closing Date. The Company shall be solely responsible under the WARN Act for all liabilities relating to any act or omission of Company prior to the Closing Date with respect to the Business Employees. Buyer shall use commercially reasonable efforts to take such action as is necessary to cause the transactions contemplated by this Agreement not to trigger any liability under the WARN Act (including employing a sufficient number of Business Employees and offering such substantially similar compensation and benefits to the Business Employees so as to prevent any “mass layoff” or “plant closing” from occurring within the meaning of the WARN Act) and Buyer shall indemnify and hold the Companies harmless with respect to any liability under the WARN Act arising from Buyer’s breach of Section 5.6(b) hereof.

(d) This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained herein, express or implied, shall (i) be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, including the Employee Benefit Plans and Pension Plans, (ii) limit the right of the Companies or Buyer or any of their respective Affiliates to amend, modify or terminate any employee benefit plan or require the Companies or Buyer or any of their respective Affiliates to continue any specific benefit plans, including the Employee Benefit Plans and Pension Plans, or (iii) limit the right of the Companies or Buyer or any of their respective Affiliates to terminate any employee at any time after Closing and for any reason.

5.7 Control of Operations. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Companies prior to the Closing. Prior to the Closing, the Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business.

5.8 Company Lease Guarantees. The parties agree to use their commercially reasonable efforts to cause any guarantor (the “Company Lease Guarantor”) to be released, as of the Closing Date, from its obligations under any guarantee in favor of a lessor under any Assumed Lease (a “Company Lease Guaranty”), which, in the case of Buyer shall be limited to agreeing to provide to the landlord thereunder with a guarantee of base rent and additional rent payments under such Assumed Lease for a period of one year on a rolling basis; provided, however, that nothing set forth in this Section 5.8 shall affect the Companies’ rights under Section 8.3.

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5.9 Estoppel Certificates. Prior to the Closing, the Companies shall use commercially reasonable efforts to obtain estoppel certificates from the Landlords under the Leases in a form reasonably acceptable to the Buyer.

5.10 Utility Accounts. The parties shall use commercially reasonable efforts to transfer any utility accounts at the Locations from the Companies to the Buyer effective as of the Closing.

5.11 Efforts to Close; Consents and Filings; Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the Transaction Documents as promptly as practicable. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such other documents, certificates, agreements and other writings as may be reasonably necessary after the Closing to implement expeditiously the transactions contemplated by this Agreement. The Companies shall give promptly such notice to third parties, and use commercially reasonable efforts to obtain such third party consents in connection with the transactions contemplated by this Agreement and the Transaction Documents.

5.12 Bulk Sale Compliance. Each of the parties hereto hereby waives compliance with the provisions of any bulk sales, bulk transfer or similar Laws (“Bulk Sales Laws”) of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer. Any liabilities arising out of the failure of the Companies to comply with Bulk Sales Laws are Excluded Liabilities; provided, that if such compliance with Bulk Sales Laws is commercially unreasonable, any liabilities arising out of the failure of the Companies to comply with such Bulk Sales Laws shall be shared equally by the Companies and Buyer.

5.13 Flywheel Home Cycles.

(a) Within ten (10) days after the Closing Date, the Buyer shall purchase two (2) stationary cycling bikes used in connection with the Flywheel At Home Business (“At Home Bikes”) for each club owned by the Buyer and its subsidiaries and used by the Buyer’s (or any of its subsidiaries’) members at Flywheel’s actual cost and maintain a monthly subscription for each purchased bike for five years from the date of purchase.

(b) From and after the Closing Date, the Companies shall provide to Buyer a customer discount code that may be used by Buyer’s members when purchasing At Home Bikes on the Companies’ (or its designee’s) website and, in the event that such members use such discount code, the Companies shall pay to the Buyer a commission on any such purchase in a manner and on such terms consistent with the Companies’ past practice vis-à-vis other major retailers; provided, however, that such commission will not be payable with respect to subscription fees).

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5.14 Buyer Option; Flywheel Dubai ROFR.

(a) On or prior to the Diligence End Date, the Buyer shall have the absolute right (the “Buyer Option”), exercisable in its sole discretion, to elect to include the Shares in the Acquired Assets for no additional consideration, such election being exercisable by the Buyer upon delivery of a written notice of its election to the Companies. No later than five (5) days after the Diligence End Date, Flywheel Sports, Inc. shall deliver a Transfer Notice to Four West Ltd., which Transfer Notice shall contain the specified price for the Shares set forth on Schedule 5.14(a); and thereafter Flywheel Sports, Inc. shall comply with its obligations to offer to sell the Shares to Four West Ltd. pursuant to the terms of the Flywheel Dubai Agreement. In the event that Four West Ltd. exercises its right under the Flywheel Dubai Agreement to purchase the Shares prior to the Closing Date, such Shares shall, notwithstanding the exercise of the Buyer Option, not be included in the Acquired Assets. In the event, however, that Four West Ltd. declines to exercise such right or does not exercise such right prior to the Closing Date, then the Shares shall automatically be deemed included in the Acquired Assets and no adjustment to the Purchase Price shall be made.

(b) In the event that Buyer does not exercise the Buyer Option in accordance with Section 5.14(a), then, from and after the Closing Date, the Buyer agrees to provide to Flywheel Sports, Inc. (or its designees) with such technology, licenses and other services as are reasonably necessary to allow Flywheel Sports, Inc. to comply with its obligations under the Flywheel Dubai Agreement.

5.15 Letter of Credit. The Buyer shall use commercially reasonable efforts to replace and effect the release, effective as of the Closing, of the Letter of Credit, including by furnishing a letter of credit to replace such Letter of Credit containing terms and conditions that are substantially similar to the terms and conditions of the Letter of Credit or posting cash in lieu of a replacement letter of credit. If the Buyer is not successful, following the use of commercially reasonable efforts, in obtaining the release of the Companies or their respective Affiliates from the Letter of Credit prior to the Closing, the Buyer shall (a) continue to use its commercially reasonable efforts to obtain the release of the Companies or their respective Affiliates from such Letter of Credit; (b) (i) deliver to the Companies at the Closing, and maintain at all times until the release of such Letter of Credit, a letter of credit reasonably satisfactory to the Companies that is (A) from a bank meeting the credit and other criteria reasonably acceptable to the Companies and (B) in an amount equal to $133,333.33, which letter of credit shall terminate when such Letter of Credit is released or expires by its terms or (ii) deposit with the Companies at Closing, an amount in cash equal to $133,333.33, which amount the Companies shall, promptly upon the expiration, release or other termination of the Letter of Credit, return to the Buyer, less any amounts that the Companies have paid on account of the Letter of Credit attributable to periods after the Closing; and (c) shall not amend, modify, renew or extend the underlying lease with respect to (or requiring) such Letter of Credit in any manner that increases or extends the Companies’ or any of their respective Affiliates’ exposure thereunder; and in addition, the Companies’ and their respective Affiliates’ shall have no obligation to amend, modify or extend any Letter of Credit which remains in place after the Closing.

Section 6 – Mutual Obligations to Close

The respective obligations of each party to this Agreement to consummate the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of the following conditions, each of which may be waived in writing executed jointly by the Buyer and the Company:

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6.1 Governmental Approvals. The parties shall have received the consents, authorizations and approvals set forth on Schedule 6.1 from the relevant Governmental Authorities.

6.2 Adverse Proceedings. No action or proceeding by or before any court or other Governmental Authority shall have been instituted or, to the Buyer’s or the Companies’ Knowledge, threatened (in writing) by any Governmental Authority which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

6.3 Financing Conditions.

(a) Refinancing of First Lien Facility. The refinancing of the Existing First Lien Facility shall have been consummated, on terms and conditions satisfactory to the Buyer in its sole and absolute discretion and to KLIM, in accordance with the terms of the Debt Commitment Letter and the new first lien lender shall have consented to the consummation of the transactions contemplated by this Agreement on the terms set forth in the Transaction Documents.

(b) Second Lien Facility Closing. Simultaneously with the Closing, the Second Lien Facility will be consummated, in accordance with the terms set forth in the Debt Commitment Letter.

6.4 Required Consents of Third Parties. The parties shall have received duly executed copies of those consents and approvals of third parties as set forth on Schedule 6.4 (the “Required Consents”), and, solely with respect to those Leases set forth on Schedule 6.4, amendments to the Leases as reasonably requested by the Buyer to the extent related to ministerial and conforming changes under such Leases and estoppel certificates from landlords under such Leases in a form reasonably acceptable to the Buyer (the “Required Amendments”).

Section 7 – Conditions to Obligations of the Buyer

The obligations of the Buyer under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Buyer:

7.1 Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations. (a) The representations and warranties of the Companies shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or similar qualifier) on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except, in each case, where the failure of such representations to be so true and correct would not have a Material Adverse Effect; and (b) each of the Companies shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by each of them prior to or at the Closing Date.

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7.2 Closing Deliveries. Buyer shall have received each of the items set forth in Section 2.5(a).

7.3 No Material Adverse Effect. No Material Adverse Effect (or change, event or development that has or would be reasonably expected to have a Material Adverse Effect) shall have occurred since the execution of this Agreement.

7.4 Fairness Opinion. Buyer shall have received a satisfactory fairness opinion as to the transactions contemplated by this Agreement from a nationally-recognized investment banking or business valuation firm.

Section 8 – Conditions to Obligations of the Companies

The obligations of the Companies under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Companies:

8.1 Continued Truth of Representations and Warranties; Compliance with Covenants and Obligations. (a) The representations and warranties of the Buyer shall be true and correct (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” or similar qualifier) on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except, in each case, where the failure of such representations to be so true and correct would not have a Buyer Material Adverse Effect; (b) the Buyer shall have performed and complied in all material respects with all terms, conditions, covenants, obligations, agreements and restrictions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing Date.

8.2 Consents of Third Parties. The Buyer shall have received and provided to the Company duly executed copies of all requisite consents and approvals of all third parties whose consent or approval is required in order for the Buyer to consummate the transactions contemplated by this Agreement.

8.3 Release of the Company Lease Guarantees. The Company Lease Guarantors shall have been released from their respective obligations under each Company Lease Guaranty as of the Closing Date, with such releases in form and substance reasonably acceptable to the Companies or, with respect to any Company Lease Guaranty that has not been so released, the Buyer shall have agreed to indemnify the applicable Company Lease Guarantor from and against all losses or Liabilities arising thereunder on or after the Closing Date, with such indemnity to be in a form and substance acceptable to the applicable Company Lease Guarantor and the Buyer.

8.4 Closing Deliveries. The Companies shall have received each of the items set forth in Section 2.5(b).

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8.5 No Material Adverse Effect. No Buyer Material Adverse Effect (or change, event or development that has or would be reasonably expected to have a Buyer Material Adverse Effect) shall have occurred since the execution of this Agreement.

Section 9 – Indemnification

9.1 By the Companies. The Companies, jointly and severally, hereby indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, partners, members, shareholders, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”) from and against all claims, damages, losses and Liabilities (including, without limitation, any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions and any loss of profits or earnings, or diminution in value or other such damages) (collectively, the “Losses”) as a result of, in connection with, based on, related to or arising from (a) breach of any representation or warranty of either of the Companies contained in this Agreement (provided, that for purposes of determining the amount of Losses for a breach of such representation or warranty (but not for determining whether any such breach occurred), any materiality qualifiers and Material Adverse Effect qualifiers contained in such representation or warranty shall be disregarded); (b) the Companies non-fulfillment or non-performance on the part of the Companies of any covenant or agreement, contained in any Transaction Document; (c) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and, with respect to any taxable period that includes (but does not end on) the Closing Date, for that portion of such taxable period through the end of the Closing Date, and any and all Taxes of any Person imposed on the Companies as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; (d) any Excluded Asset or Excluded Liability; and (e) any noncompliance with applicable fraudulent transfer Laws in connection with the transactions contemplated by this Agreement.

9.2 By the Buyer. The Buyer hereby indemnifies and holds harmless the Companies and their respective Affiliates and their respective officers, directors, employees, partners, members, shareholders, advisors, representatives and agents (the “Company Indemnified Parties”) from and against all Losses in connection with, based on, related to or arising from (a) breach of any representation or warranty of the Buyer contained in this Agreement (provided, that for purposes of determining the amount of Losses for a breach of such representation or warranty (but not for determining whether any such breach occurred), any materiality qualifiers and Buyer Material Adverse Effect qualifiers contained in such representation or warranty shall be disregarded); (b) non-fulfillment or non-performance on the part of the Buyer of any covenant or agreement contained in any Transaction Document, (c) any Claim to the extent it relates to the Acquired Employees on or after the Closing Date, (d) any Claim to the extent that it relates to the Acquired Assets or Buyer’s operation of the Business on or after the Closing Date and (e) the Assumed Liabilities.

9.3 Limitations on Indemnification.

(a) Except as set forth in Section 9.3(c), no party hereto shall be required to indemnify, defend or hold harmless any Person pursuant to Sections 9.1(a) and 9.2(a), as applicable, unless and until the aggregate Losses of (A) the Buyer, in the case of Section 9.1(a), or (B) the Companies, in the case of Section 9.2(a), exceed $250,000, after which such party shall be liable only for such Losses in excess of such amount (the “Threshold Amount”).

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(b) Except as set forth in Section 9.3(c), in no event shall the indemnification obligations of the Companies, on the one hand, or the Buyer, on the other hand, in respect of Losses arising under Sections 9.1(a) or 9.2(a), respectively, exceed, in the aggregate, $2,500,000 (the “Cap”).

(c) Neither the Threshold Amount nor the Cap shall apply to any claim for (w) in the case of the Companies, a breach of the representations and warranties contained in Sections 3.1, 3.2, 3.4, and 3.12, (x) in the case of the Buyer, a breach of representations and warranties contained in Sections 4.1 and 4.2, (y) against a party for fraud by such party and (z) any indemnifiable Loss pursuant to Sections 9.1(b)-(e) (even if such Loss is also indemnifiable pursuant to Section 9.1(a)) or Sections 9.2(b)-(e) (even if such Loss is also indemnifiable pursuant to Section 9.2(a)). Notwithstanding anything to the contrary contained herein, in no event shall the cumulative indemnification obligations of the Companies, on the one hand, or the Buyer, on the other, in respect of Losses arising under Sections 9.1 or 9.2, respectively, exceed, in the aggregate, the amount of the Purchase Price.

(d) The amount of Losses payable under this Section 9 by the Indemnifying Party will be decreased (i) by any amounts received by the Indemnified Party or any Affiliate thereof (net of the costs of obtaining any such amounts, indemnification and proceeds) under insurance policies and (ii) to take account of (A) any Tax benefit actually realized by the Indemnified Party or any Affiliate thereof and arising from the incurrence of such Loss (x) in the taxable year in which such Loss was incurred or the taxable year in which such indemnification payment is made or (y) actually realized in any prior taxable year by way of a carryback of such Loss from a taxable year referred to in clause (x) to such prior tax year, measured on a with and without basis, taking into account that Tax benefit after all other items of such Indemnified Party or Affiliate, as applicable, and (B) additional Tax imposed on the receipt by the Indemnified Party or any Affiliate of the payment of such indemnified amount.

(e) No party hereto shall have any Liability under this Agreement for, (i) any covenant or condition waived by another party on or prior to the Closing, (ii) any indirect, special, incidental, consequential or punitive damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

9.4 Claims for Indemnification.

(a) Whenever any claim shall arise for indemnification under this Section 9 , any Buyer Indemnified Party or the Companies or their respective representatives, on behalf of any Company Indemnified Party, as the case may be (the party seeking such indemnification, the “Indemnified Party”), shall promptly notify the other party or parties hereto (the party or parties from whom indemnification is sought, the “Indemnifying Party”), and such Indemnifying Party’s counsel pursuant to Section 13.1 herein, in writing (the “Indemnification Notice”) of the claim, which writing shall include (i) that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, (ii) the facts in reasonable detail, to the extent known, constituting the basis for each item of Loss included in the amount so stated, (iii) the basis for any anticipated liability, including the specific section of this Agreement upon which the claim is based and (iv) an estimate and computation, if possible, of the amount of Losses suffered by the Indemnified Party; provided that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party has been prejudiced thereby.

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(b) In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party (a “Third Party Claim”), the Indemnification Notice shall specify, if known, the amount or an estimate of the amount of the Losses arising therefrom and shall attach all correspondence and demands from such third party and any other documents reasonably necessary, as determined by the Indemnified Party, to evidence such Third Party Claim. Subject to Section 9.4(c) below, upon receipt of an Indemnification Notice, the Indemnifying Party shall have thirty (30) days from receipt of the Indemnification Notice to object to such claim by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. The Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(c) With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party shall send the Indemnifying Party the Indemnification Notice, which shall (i) state that the Indemnified Party has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each item of Loss included in the amount so stated, the basis for any anticipated liability and the breach of representation, warranty, covenant or agreement to which each such item is related and the computation of the amount to which the Indemnified Party claims to be entitled hereunder; provided that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within thirty (30) days. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute (a “Dispute Notice”) to the Indemnified Party within such 30-day period (the “Dispute Period”), setting forth in reasonable detail the basis of such dispute. Upon receipt of the Dispute Notice, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days after the date the Dispute Notice is received. If the Indemnifying Party shall fail to provide the Dispute Notice prior to the expiration of the Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the claim in the Indemnification Notice in full (including the amount or estimated amount of Losses specified in the Indemnification Notice) and to have waived any right to dispute such claim or the amount of any Losses. Once (a) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 9.4(c), (b) any dispute under this Section 9.4(c) has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (c) any dispute under this Section 9.4(c) has been finally resolved in favor of indemnification by Order of a court of competent jurisdiction having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

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9.5 Defense by the Indemnifying Party.

(a) In connection with any claim (other than as set forth below) which may give rise to indemnity hereunder resulting from or arising out any Third Party Claim, the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, upon written notice given to the Indemnified Party, which shall be no later than thirty (30) days from receipt of the Indemnification Notice, may assume the defense of any such Third Party Claim. If the Indemnifying Party assumes the defense or prosecution of any such Third Party Claim and any litigation resulting therefrom pursuant to this Section 9.5(a), the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party, to conduct the defense or prosecution of such Third Party Claim and, at the sole cost and expense of the Indemnifying Party, shall take all steps it deems necessary or appropriate in the defense or settlement thereof; provided, that the Indemnifying Party shall not be entitled to assume or control the investigation, if: (i) substantially all of the Losses associated with such Third Party Claim are not reasonably expected to be indemnifiable hereunder (including in the event the amount in dispute is reasonably likely to exceed the maximum amount for which the Indemnifying Party can then be liable pursuant to this Section 9 in light of the limitations on indemnification contained herein), (ii) such claim seeks non-monetary, equitable or injunctive relief or alleges any violation of criminal Law, (iii) the Indemnifying Party is also a party and the Indemnified Party determines in good faith after consultation with counsel that there may be one or more legal defenses available to such Indemnified Party that are different or additional to those available to the Indemnifying Party or (iv) such Claim has been made by a customer (including a prime contractor) or subcontractor of the Companies or any of their subsidiaries. If the Indemnifying Party assumes the defense of such Third Party Claim in accordance herewith: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof; (ii) subject to the last sentence of this Section 9.5(a), the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) the Indemnifying Party shall not consent to the entry of any Order or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditional and shall be given if the settlement by its terms (1) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim (subject to any limitations set forth on this Section 9 ), (2) fully and finally releases the Indemnified Party completely in connection with such Third Party Claim, (3) does not impose any obligation or restriction on such Indemnified Party or its Affiliates and excludes any injunctive or non-monetary relief applicable to the Indemnified Party or any of its Affiliates, and (4) does not require any Indemnified Party or its Affiliates to admit any wrongdoing or liability or take or refrain from taking any action). Whether or not the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder with respect to any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned)

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.

(b) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense or prosecution of any Third Party Claim and to minimize Losses from Third Party Claims, including making available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense or prosecution of any such Third Party Claim or for testimony as witnesses in any proceeding relating to a Third Party Claim.

(c) If the Indemnifying Party does not assume the defense of such Third Party Claim as provided in this Section 9.5 or Section 9.1 or withdraws from the defense of a Third Party Claim, the Indemnified Party will be entitled to assume such defense, at its sole cost and expense, including reasonable attorney’s fees and expenses, investigation expenses and all other expenses (or, if the Indemnified Party incurs a Loss with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Section 9.1 or 9.2, as applicable, at the expense of the Indemnifying Party), upon delivery of notice to such effect to the Indemnifying Party; provided, however, that the Indemnifying Party: (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof; and (ii) will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The reimbursement of fees, costs and expenses required by this Section 9 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

9.6 Payment of Indemnification Obligation. Upon a final determination of an indemnification claim made by the Indemnified Party, whether such final determination is by reason of (i) the mutual agreement of the Indemnifying Party and the Indemnified Party, (ii) a failure of the Indemnifying Party to timely object to an Indemnification Notice, or (iii) a final judgment of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed, then the amount of the Losses stated in such claim or otherwise agreed to or awarded, as the case may be, shall be paid by the Buyer Indemnifying Party by payment in cash or by cashier’s check or by wire transfer of immediately available funds; in the case of Company Indemnifying Party cash, cashier’s check or by wire of immediately available funds or a reduction of the Note or Second Lien Secured Loan as a prepayment without penalty.

9.7 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties contained in this Agreement shall survive for a period of nine (9) months following the Closing Date; provided, however, that (i) the representations and warranties of Companies contained in Sections 3.1, 3.2, and 3.4 and the representations and warranties of Buyer contained in Sections 4.1 and 4.2 shall each survive the Closing Date indefinitely, (ii) the representations and warranties of the Companies contained in Section 3.12 shall survive until thirty (30) days following the expiration of the applicable statute of limitations and (iii) the representations and warranties of the Companies contained in Section 3.10 shall survive two (2) years following the Closing Date. The covenants and agreements of the Companies and the Buyer herein or hereunder that are required to be performed by the Companies or the Buyer, respectively, solely prior to the Closing shall not survive the Closing and shall terminate and be of no further force or effect on and after the Closing. The covenants and agreements herein or hereunder that are required to be performed by any Person after the Closing shall survive the Closing in accordance with their respective terms until performed at which time they shall terminate and be of no further force or effect. For the avoidance of doubt, the expiration of the survival period for a representation or warranty hereunder shall not limit the ability of a party hereunder to assert a Claim for indemnification with respect to an Excluded Liability, Excluded Asset or Assumed Liability (including if such Claim may have otherwise given rise to a Claim for a breach of a representation or warranty hereunder) to the extent otherwise permitted herein.

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9.8 Tax Treatment of Indemnity Payments. To the extent permitted by Law, any indemnification payments under Section 9 hereof shall be treated for Tax purposes as adjustments to the Purchase Price.

9.9 Set Off. To the extent that any of the Companies has liability or owes any amounts to Buyer or any Buyer Indemnified Parties pursuant to Section 9.1, whether pursuant to the terms of the Agreement or otherwise, any indemnification shall be satisfied by (i) first, in the case of the Buyer Indemnified Parties, by setting off the amount of Losses (taking into account any applicable limitations set forth in this Section 9 ) against the then-outstanding balance of the Promissory Note by providing written notice of such set-off to the Companies, and upon such set-off, the amount of Losses so set off will be deemed to be paid by the Companies for all purposes under this Agreement, and (ii) second, in the case of the Buyer Indemnified Parties, the Companies.

9.10 Mitigation. Each party hereto shall use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event which gives rise to any Losses, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss (it being understood that the costs of such mitigation shall be deemed to be Losses).

9.11 Exclusive Remedy. Each party hereto acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement and the transactions contemplated hereby shall be a claim pursuant to the provisions of this Section 9 ; provided that the provisions of this Section 9.11 shall not apply in the case of a claim against a party hereto based on fraud (for which damages is not an exclusive remedy), recovery of any transaction expenses of the Companies, for an equitable remedy by the Companies or the Buyer or pursuant to any Transaction Document. In furtherance of the foregoing, subject to Section 13.13 (or any other right to an injunction, specific performance or other equitable relief pursuant to any Transaction Document), each party hereto (on behalf of itself and its Affiliates) hereby waives, from and after the Closing, any and all rights, claims and causes of action which such party may have against the other party hereto or any of their Affiliates arising under or based upon this Agreement, other than pursuant to this Section 9 , other than claims based on Fraud by a party hereto, recovery of any transaction expenses of the Company, or pursuant to any Transaction Document.

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Section 10 – Post-Closing Agreements

10.1 Confidentiality .

(a) The parties hereto acknowledge that the information being provided to it in connection with the consummation of this Agreement and the transactions contemplated hereby is subject to the terms of Mutual Non-Disclosure Agreement by and between the Buyer and KLIM dated January 3, 2019 (the “Mutual Non-Disclosure Agreement”), the terms of which are incorporated herein by reference. In the event of the termination of this Agreement for any reason, the Mutual Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

(b) From and after the Closing, each of the Companies will and will cause their respective Affiliates to hold all confidential and/or proprietary information relating to the Acquired Assets or the Business, including any trade secrets, strictly confidential and will not, and will cause their respective Affiliates not to, disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement or, to the extent such disclosure is necessary in connection with the preparation of tax returns, defense of an indemnification claim or other similar matters contemplated herein.

(c) Each of the Companies and the Buyer agrees that the remedy at law for any breach of this Section 10.1 would be inadequate and that the other party shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 10.1. Each party acknowledges that the other party shall have the right to disclose any information necessary to comply with any Law including, but not limited to, filing any Disclosure Statement on Form 8-K with the Securities and Exchange Commission within four (4) Business Days after the Closing Date and such other documents as may be required in connection therewith.

10.2 Restrictive Covenant.

(a) Each of the Companies covenants and agrees that it will not, within a five (5) block radius of any of the Locations, in any manner, directly or indirectly:

(i) own, manage, control, work for, participate in, consult with, render services for, or enter into any partnership, joint venture or any other business arrangement with, any health, fitness or cycling club or any other business that competes with the Business (each a “Competing Business”) for a period of two (2) years from the Closing Date; provided, however, that nothing herein shall prohibit the Companies from (A) holding publicly traded interests in or securities of any Person engaged in a Competing Business to the extent that such investment does not, directly or indirectly, confer on the Companies more than five percent (5%) of the voting power of such Person or (B) maintaining the Flywheel At Home Business and any Excluded Asset or Excluded Liability, but only to the extent that such activities do not involve the solicitation of any Club member who is not a customer of the Flywheel At Home Business.

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(ii) call upon, solicit, or otherwise attempt to divert or take away from Buyer the business of any customer, patron of Buyer, any prospective member who such Company contacted, serviced, or developed a relationship with or during its operation of the Business, for a period of one (1) year from the Closing Date; provided, however, that nothing herein shall be construed as restricting the Companies or any of their controlled Affiliates from (i) engaging in a general solicitation of any customer or prospective member opportunities not directly targeted at any customer or prospective member of the Business or (ii) contacting, approaching, hiring or soliciting for the purpose of offering services to any customer or prospective member the Flywheel At Home Business; or

(iii) induce or attempt to induce any Offered Employee or any independent contractor of Buyer that was an independent contractor of the Companies prior to the Closing Date to leave the employ or service of Buyer, or in any way interfere with the relationship between Buyer and any such employee or independent contractor; or hire any Offered Employee for any Competing Business, in each case for a period of one (1) year from the Closing Date; provided, however, that nothing herein shall be construed as restricting the Companies or any of their controlled Affiliates from engaging in a general solicitation of employment opportunities not directly targeted at the employees of the Business.

(b) If a judicial determination is made that any provision of Sections 10.1 or 10.2 constitutes an unreasonable or otherwise unenforceable restriction such provision shall be rendered void only to the extent that such judicial determination finds such provision to be unreasonable or otherwise unenforceable. In this regard, the Companies hereby agree that any judicial authority construing this Agreement shall enforce such restrictions to the greatest extent allowable by Law.

(c) Each Company hereby agrees that any breach or threatened breach by any Company of Sections 10.1 or 10.2 will irreparably injure Buyer and that any remedy at law for any breach or threatened breach by any Company of the provisions of Sections 10.1 or 10.2 shall be inadequate, and that the Buyer shall be entitled to injunctive relief in addition to any other remedy it might have under this Agreement or at law or in equity.

(d) The Companies have carefully considered the nature and extent of the restrictions placed upon themselves by this Agreement, and hereby acknowledge and agree that the same are reasonable in time, scope and territory, and are reasonable and necessary for the protection of Buyer and are an essential inducement to the Buyer to consummate the transactions contemplated by this Agreement.

10.3 Cooperation .

(a) The Buyer and Companies shall cooperate fully, as and to the extent reasonably requested by any other such party, in connection with the preparation and filing of any Tax Return or amendment thereto and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or action and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each such party further agrees, upon request, to use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including any Transfer Taxes).

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(b) After the Closing Date, the Buyer will, as promptly as reasonably practicable, afford the Companies and their respective Affiliates reasonable access to its properties, books, records, and employees to the extent necessary to (i) permit the Companies to determine any matter relating to (A) its rights and obligations hereunder or (B) any period ending on or before the Closing Date (for example, for purposes of any Tax or accounting audit or any claim or litigation matter, but not for any dispute or claim between the Buyer and any Company) or (ii) complete the separation of the Flywheel At Home Business from the Business; provided, that any such access by the Companies shall not unreasonably interfere with the conduct of the business of Buyer.

10.4 Names and Logos. From and after the Closing, except as set forth in this Agreement or any exhibit or schedule attached hereto, none of the Companies or their Affiliates shall use any names or logos incorporating the word “Flywheel” or a word of similar meaning. The Company shall cooperate with Buyer, at Buyer’s sole expense, to ensure that such names and related trademarks are available to Buyer. Without limiting the foregoing, within 5 Business Days after the Closing, each of the Companies shall amend its organizational documents to change its name to a name that does not incorporate the word “Flywheel” with respect to solely the Business. For the avoidance of doubt, as permitted under the IP License Agreement, the Companies shall be entitled to use any names or logos incorporating the word “Flywheel” with respect to the Flywheel At Home Business.

Section 11 – Termination of Agreement; Option to Proceed; Damages

11.1 Termination by Lapse of Time. This Agreement shall expire at 5:00 p.m., Eastern Standard Time, on the date that is the one hundred twentieth (120th) day following the date of this Agreement (the “Expiration Date”), if the transactions contemplated herein have not been consummated, unless such date is extended by the written consent of the Companies and the Buyer; provided that nothing contained herein shall relieve any party from liability for any breach occurring prior to termination or for any fraud, intentional misrepresentation or willful misconduct.

11.2 Termination by Either Party. This Agreement may be terminated by either party for any reason or no reason by delivery of a written termination notice to the other party on or before the fifteenth (15th) Business Day after the Schedule Date (the “Diligence End Date”).

11.3 Termination due to Failure of Closing Conditions. This Agreement may be terminated by:

(a) the Buyer, if the satisfaction of any of the conditions set forth in Section 6 or Section 7 is or becomes impossible by the Expiration Date (other than through the failure by Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or

(b) the Companies, if the satisfaction of any of the conditions set forth in Section 6 or Section 8 is or becomes impossible by the Expiration Date (other than through the failure of Companies to comply with its obligations under this Agreement) and the Companies have not waived such condition.

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11.4 Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the parties hereto. Except as provided in the Mutual Non-Disclosure Agreement, in the event of such termination by agreement, the Buyer shall have no further obligation or liability to the Companies under this Agreement, and the Companies shall have no further obligation or liability to the Buyer under this Agreement; provided that nothing contained herein shall relieve any party from liability for any breach occurring prior to termination or for any Fraud, intentional misrepresentation or willful misconduct.

11.5 Termination by Reason of Breach. This Agreement may be terminated (a) by the Companies if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or there shall be a failure by the Buyer to perform any obligation hereunder or (b) by the Buyer if at any time prior to the Closing there shall occur a breach of any of the representations, warranties or covenants of any Company or there shall be a failure of the Companies to perform or fulfill any condition precedent or obligation hereunder; provided that, in the case of either (a) or (b), (x) the party seeking to terminate shall not be entitled to terminate pursuant to this Section 11.5 if the failure of the consummation was primarily caused by the failure of the Buyer (if the Buyer is seeking to terminate) or the Companies (if it is seeking to terminate) to perform in any material respect with any of the covenants or agreements to be performed by it prior to the Closing and (y) such breach or failure (1) is not cured within thirty (30) days after receipt by the breaching or non performing party of written notice thereof from the terminating party and (2) if not so cured, would result in the failure of any of the conditions set forth in Section 7.1 or 8.1, respectively. Nothing contained herein shall relieve any party from liability for the costs and expenses incurred by the non-breaching party in connection with any breach occurring prior to termination.

11.6 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall immediately terminate and have no further force and effect and there shall be no liability on the part of any party to any other party under this Agreement, including such Party’s respective officers, managers, directors, stockholders, members or Affiliates hereunder.

Section 12 – Brokers

12.1 For the Companies. Each of the Companies represents and warrants that, except for Houlihan Lokey, Inc., no Person, firm or corporation has acted in the capacity of broker or finder on the Companies’ behalf to bring about the negotiation of this Agreement and the Companies, jointly and severally, agree to indemnify and hold harmless the Buyer against any claims or liabilities asserted against it by any Person acting or claiming to act as a broker or finder on behalf of the Companies. The Companies shall be responsible for all fees, costs and expenses of Houlihan Lokey, Inc. and shall indemnify Buyer with respect to any claims asserted by such broker against it.

12.2 For the Buyer. The Buyer represents and warrants that no Person, firm or corporation has acted in the capacity of broker or finder on the Buyer’s behalf to bring about the negotiation of this Agreement and the Buyer agrees to indemnify and hold harmless the Company against any claims or liabilities asserted against it by any Person claiming to act as a broker or finder on behalf of the Buyer.

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Section 13 – Miscellaneous

13.1 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally against written receipt, by facsimile followed promptly by written confirmation, or sent by a nationally recognized overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Companies:	Flywheel Sports, Inc. 53 West 23rd Street, 9th Floor New York, New York 10010 Attention: Chief Financial Officer Telephone: (212) 661-1498 Email: jnaumowitz@flywheelsports.com

With a copy to:	Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, NY 10036 (202) 887-4121 Attn: Daniel Fisher dfisher@akingump.com

To the Buyer:	Town Sports International, LLC 399 Executive Boulevard Elmsford, NY 10523 (914) 347-4009 (914) 462-3604 (facsimile) Attn:General Counsel
With a copy to:

Stuart M. Steinberg, P.C.

2 Rodeo Drive

Edgewood, NY 11717

(631) 715-4160

(631) 715-4186 (Facsimile)

ssteinberg@steinbergpc.net

Jeffrey Spindler, Esq.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, NY 10019

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) when transmitted, if transmitted by electronic mail or facsimile if such transmission occurs on a Business Day before 5:00 p.m. New York City time or the next succeeding Business Day if such transmission occurs at any other time, (c) on the next Business Day, if delivered by overnight courier, or (d) three Business Days after being sent, if sent by registered or certified mail.

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13.2 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Companies, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided that either the Companies or the Buyer may assign its rights and obligations under this Agreement to one (1) or more Affiliates of the Buyer or the Companies, as applicable. In the event Buyer elects to assign its rights and obligations under this Agreement to more than one (1) Affiliate (for example, for the purpose of acquiring the assets of each Club by a separate entity becoming the tenant under the lease), the Companies agree to execute and deliver such numbers of separate bills of sale, assignment and assumption agreements and other documents, instruments and certificates required hereunder as may be necessary transfer and convey title to the Acquired Assets to the appropriate assignee of Buyer. Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the parties or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.3 Entire Agreement. This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.

13.4 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by all the parties hereto. No failure or delay of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its or his obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof. Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

13.5 Attachments. If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement the provisions of this Agreement shall prevail. The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

13.6 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

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13.7 Expenses. The Buyer will pay all fees and expenses incurred by it in connection with the transactions contemplated hereunder and Companies will pay all fees and expenses incurred by the Companies and KLIM in connection with the transactions contemplated hereunder.

13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York. Each of the parties hereto hereby consents and submits themselves to the sole and exclusive jurisdiction and venue of the state and federal courts located in New York, New York for the purpose of litigating any claim related hereto. Further, each of the parties hereto (x) consents to service of process by registered mail at the address to which notices are to be given pursuant to this Agreement, (y) hereby waives any claims with respect to venue, inconvenient forum and personal jurisdiction and (z) acknowledges and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto.

13.9 Consent to Jurisdiction; Service of Process. Each party agrees that other than as set forth below any Claim arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Supreme Court of the State of New York, County of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Claim, the United States District Court for the Southern District of New York, and each of the parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Claim. A final judgment in any such Claim may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party agrees not to commence any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above, irrevocably and unconditionally waives any objection to the laying of venue of any Claim arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any party. Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such Claim.

13.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.

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13.11 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

13.12 Counterparts. This Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Facsimile and ‘pdf’ signatures shall be sufficient for the execution of this Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto.

13.13 Specific Performance. The Companies and the Buyer acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party's obligations hereunder by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

13.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party hereto agrees and acknowledges (on behalf of itself and its Affiliates) that no recourse under this Agreement, any Transaction Document or any documents or instruments delivered in connection herewith or therewith shall be had against any party’s Affiliates or any of such parties’ Affiliates’ respective former, current or future direct or indirect equity holders, controlling persons, partners, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (the “Contracting Party Related Parties”), in each case other than the parties to this Agreement and each of the Transaction Documents and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Transaction Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether at Law, in equity or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Contracting Party Related Parties for any obligation or liability of any party under this Agreement, any Transaction Document or any documents or instruments delivered in connection herewith or therewith. The liability limitation provision in this Section 13.14 shall survive termination of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

FLYWHEEL SPORTS, INC.

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Chief Financial Officer

FLYWHEEL BUCKHEAD LLC

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Authorized Person

FLYWHEEL ASTOR PLACE LLC

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Authorized Person

FLYWHEEL CCDC, LLC

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Authorized Person

FLYWHEEL PARK AVENUE LLC

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Authorized Person

FLYWHEEL WILLIAMSBURG LLC

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Authorized Person

[Signature Page to Asset Purchase Agreement]

FLYWHEEL 415 GREENWICH LLC

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Authorized Person

FLYWHEEL SAN FRANCISCO, LLC

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Authorized Person

FLYWHEEL DENVER UNION STATION, LLC

By:	/s/ Jeffrey Naumowitz
Name:	Jeffrey Naumowitz
Title:	Authorized Person

TOWN SPORTS INTERNATIONAL, LLC

By:	/s/ Patrick Walsh
Name:	Patrick Walsh
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]